As filed with the Securities and Exchange Commission on September 28, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Lineage Cell Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	94-3127919 (I.R.S. employer identification number)

2173 Salk Avenue, Suite 200, Carlsbad, CA (Address of principal executive offices)	92008 (Zip code)

Lineage Cell Therapeutics, Inc. 2021 Equity Incentive Plan

(Full title of the plan)

George A. Samuel III

General Counsel

Lineage Cell Therapeutics, Inc.

2173 Salk Avenue, Suite 200

Carlsbad, CA 92008

(Name and address of agent for service)

(442) 287-8990

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common shares, no par value	30,358,599 (2)	$2.40 (3)	$72,860,637.60	$7,949.10

(1)	Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this registration statement also covers such number of additional common shares of the registrant that may become issuable under the Lineage Cell Therapeutics, Inc. 2021 Equity Incentive Plan (the “2021 Plan”) by reason of any stock split, stock dividend, recapitalization, or any other similar transaction effected that results in an increase to the number of outstanding common shares of the registrant.

(2)	Subject to adjustment for certain changes in the registrant’s capitalization, the aggregate number of common shares of the registrant that may be issued under the 2021 Plan will not exceed the sum of (a) 15,000,000 shares and (b) the Prior Plan Returning Shares (as defined below), as such shares become available from time to time. The 30,358,599 shares includes an estimated 15,358,599 Prior Plan Returning Shares. The term “Prior Plan Returning Shares” means: (i) any common shares of the registrant subject to a Prior Plan Award (as defined below) that on or following September 13, 2021 are not issued because such Prior Plan Award or any portion thereof expires or otherwise terminates without all of the shares covered by such Prior Plan Award having been issued; (ii) any common shares of the registrant subject to a Prior Plan Award that on or following September 13, 2021 are not issued because such Prior Plan Award or any portion thereof is settled in cash; and (iii) any common shares of the registrant issued pursuant to a Prior Plan Award that on or following September 13, 2021 are forfeited back to or repurchased by the registrant because of the failure to meet a contingency or condition required for the vesting of such shares. The term “Prior Plan Award” means an award granted under the Lineage Cell Therapeutics, Inc. 2012 Equity Incentive Plan that is outstanding as of September 13, 2021.

(3)	Estimated solely for the purpose of computing the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the average of the high and the low prices per share of the registrant’s common shares as reported on the NYSE American as of a date (September 21, 2021) within five business days prior to the filing of this registration statement.

This registration statement shall become effective upon filing in accordance with Rule 462(a) under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with the instructional Note to Part I of Form S-8, the information specified by Part I of Form S-8 has been omitted from this registration statement for offers of common shares pursuant to the 2021 Plan. The documents containing the information specified in Part I will be delivered to the participants in the 2021 Plan as required by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by Lineage Cell Therapeutics, Inc. (the “Company,” “we,” “us” or “our”) with the Securities and Exchange Commission (“SEC”) are incorporated by reference into this registration statement (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K or other portions of documents filed with the SEC which are furnished, but not filed, pursuant to applicable rules promulgated by the SEC):

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 11, 2021;

●	our Quarterly Reports on Form 10-K for the quarters ended March 31, 2021 and June 30, 2021, filed with the SEC on May 13, 2021 and August 12, 2021, respectively;

●	our Current Reports on Form 8-K filed with the SEC on January 20, 2021, March 5, 2021, March 23, 2021, March 26, 2021, March 29, 2021, April 22, 2021, May 3, 2021, May 5, 2021, June 1, 2021, June 16, 2021, July 21, 2021, and September 15, 2021; and

●	the description of our common shares contained in our registration statement on Form 8-A, filed with SEC on October 26, 2009, including any amendment or report filed for the purpose of updating such description

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such reports and documents; provided, however, that documents, reports and definitive proxy or information statements, or portions thereof, which are furnished and not filed in accordance with the rules of the SEC shall not be deemed incorporated by reference into this registration statement. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 317 of the California Corporations Code (“California Code”) provides for the indemnification of directors, officers, employees, and other agents of corporations under certain conditions subject to certain limitations. In addition, Section 204(a)(10) of the California Code permits a corporation to provide, in its articles of incorporation, that directors shall not have liability to the corporation or its shareholders for monetary damages for breach of fiduciary duty, subject to certain prescribed exceptions. Our Restated Articles of Incorporation, as amended to date, contains provisions for the indemnification of directors, officers, employees and other agents within the limitations permitted by Section 317 and for the limitation on the personal liability of directors permitted by Section 204(b)(10), subject to the exceptions required thereby.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

Incorporated by Reference
Exhibit No.	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
4.1	Restated Articles of Incorporation, as amended	10-Q	001-12830	3.1	May 10, 2018
4.2	Certificate of Ownership	8-K	001-12830	3.1	Aug. 12, 2019
4.3	Amended and Restated Bylaws	8-K	001-12830	3.2	Aug. 12, 2019
4.4	Specimen of Common Share Certificate	S-1	033-44549		Dec. 18, 1991
5.1	Opinion of Breakwater Law Group, LLP					X
23.1	Consent of OUM & Co. LLP					X
23.2	Consent of Breakwater Law Group, LLP (included in Exhibit 5.1)					X
24.1	Powers of Attorney (included on the signature page of this registration statement)					X
99.1	Lineage Cell Therapeutics, Inc. 2021 Equity Incentive Plan	8-K	001-12830	10.1	Sept. 15, 2021
99.2	Standard Form of Stock Option Grant Notice and Agreement for Employees and Consultants under the Lineage Cell Therapeutics, Inc. 2021 Equity Incentive Plan					X
99.3	Form of Stock Option Grant Notice and Agreement for Non-Employee Directors under the Lineage Cell Therapeutics, Inc. 2021 Equity Incentive Plan					X
99.4	Standard Form of Restricted Stock Unit Award Grant Notice and Agreement under the Lineage Cell Therapeutics, Inc. 2021 Equity Incentive Plan					X

ITEM 9.	UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement; and

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, on September 28, 2021.

LINEAGE CELL THERAPEUTICS, INC.

By:	/s/ Brian M Culley
Brian M Culley
Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of Lineage Cell Therapeutics, Inc., constitutes and appoints Brian M. Culley and Kevin L. Cook, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and on his or her behalf and in his or her name, place and stead, in any and all capacities, to sign any one or more amendments to any part of this registration statement, including any post-effective amendments, or appendices or supplements that may be required to be filed under the Securities Act of 1933 to keep such registration statement effective or to terminate its effectiveness, with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he or she himself or herself might or could do, if personally present, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Brian M Culley	Chief Executive Officer and Director	September 28, 2021
Brian M Culley	(Principal Executive Officer)

/s/ Kevin Leon Cook	Chief Financial Officer	September 28, 2021
Kevin Leon Cook	(Principal Financial and Accounting Officer)

/s/ Alfred D Kingsley	Chair of the Board	September 28, 2021
Alfred D Kingsley

/s/ Dipti Amin	Director	September 28, 2021
Dipti Amin

/s/ Deborah J Andrews	Director	September 28, 2021
Deborah J Andrews

/s/ Don M Bailey	Director	September 28, 2021
Don M Bailey

/s/ Neal C Bradsher	Director	September 28, 2021
Neal C Bradsher

/s/ Anula Jayasuriya	Director	September 28, 2021
Anula Jayasuriya

/s/ Michael H. Mulroy	Director	September 28, 2021
Michael H. Mulroy

/s/ Angus C. Russell	Director	September 28, 2021
Angus C. Russell